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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF O'MELVENY & MYERS LLP]

March 1, 1999




Korn/Ferry International
1800 Century Park East, Suite 900
Los Angeles, California  90067

          Re:  Registration on Form S-8 of
               Korn/Ferry International (the "Company")
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 7,000,000 shares of Common Stock, no par value, of the Company (the "Common Stock"), to be issued pursuant to the Korn/Ferry International Performance Award Plan (the "Plan").
We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan and when the certificates representing the Common Stock have been countersigned by a duly authorized signatory of the registrar for the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Respectfully submitted,

                                       /s/ O'Melveny & Myers LLP